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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190933

PROSPECTUS

RITE AID CORPORATION

         Offer to exchange $810.0 million aggregate principal amount of 6.75% Senior Notes due 2021 (which we refer to as the old notes) for $810.0 million aggregate principal amount of 6.75% Senior Notes due 2021 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are fully and unconditionally guaranteed by the subsidiary guarantors listed on page ii of this prospectus.

         The exchange offer will expire at 5:00 p.m., Eastern time, on October 11, 2013 (the 30th day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

         Terms of the exchange offer:

  •
  We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

  •
  The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

  •
  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption "Material Federal Income Tax Considerations" for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

         There is no established trading market for the new notes or the old notes.

         Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers who acquired the old notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resales and cannot rely on the position of the Staff of the Securities and Exchange Commission (the "Commission") enunciated in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action Letter (July 2, 1993). We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 210 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         See "Risk Factors" beginning on page 13 of this prospectus, page 11 of our Annual Report on Form 10-K for the fiscal year ended March 2, 2013 and in Exhibit 99.2 to our Current Report on Form 8-K, filed on June 18, 2013, for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

         Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2013.

        References to "Rite Aid," the "Company," "we," "our" and "us" and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

        References to "shares" and "common stock" mean shares of Rite Aid's common stock, par value $1.00, unless the context requires otherwise.

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Investor Relations

        Oral requests should be made by telephoning (717) 761-2633.

        In order to obtain timely delivery, you must request the information no later than October 4, 2013, which is five business days before the expiration date of the exchange offer.

i

SUBSIDIARY GUARANTORS

112 Burleigh Avenue
    Norfolk, LLC
1515 West State Street Boise,
    Idaho, LLC
1740 Associates, LLC
3581 Carter Hill Road—
    Montgomery Corp.
4042 Warrensville Center Road—
    Warrensville Ohio, Inc.
5277 Associates, Inc.
5600 Superior Properties, Inc.
657-659 Broad St. Corp.
764 South Broadway-Geneva,
    Ohio, LLC
Ann & Government Streets—
    Mobile, Alabama, LLC
Apex Drug Stores, Inc.
Broadview and Wallings-
    Broadview Heights Ohio, Inc.
Central Avenue & Main Street
    Petal—MS, LLC
Eagle Managed Care Corp.
Eckerd Corporation
EDC Drug Stores, Inc.
Eighth and Water Streets-
    Urichsville, Ohio, LLC
England Street—Asheland
    Corporation
Fairground, LLC
GDF, Inc.
Genovese Drug Stores, Inc.
Gettysburg and Hoover—Dayton,
    Ohio, LLC
Harco, Inc.
JCG (PJC) USA, LLC
JCG Holdings (USA), Inc.
K & B Alabama Corporation
K & B Louisiana Corporation
K & B Mississippi Corporation
K & B Services, Incorporated
K & B Tennessee Corporation
K & B Texas Corporation
K & B, Incorporated
Keystone Centers, Inc.
Lakehurst and Broadway
    Corporation
Maxi Drug North, Inc.
Maxi Drug South, L.P.
Maxi Drug, Inc.
Maxi Green, Inc.	Mayfield & Chillicothe Roads—
    Chesterland, LLC
Munson & Andrews, LLC
Name Rite, LLC
Northline & Dix—Toledo—
    Southgate, LLC
P.J.C. Distribution, Inc.
P.J.C. Realty Co., Inc.
Patton Drive and Navy Boulevard
    Property Corporation
Paw Paw Lake Road & Paw Paw
    Avenue-Coloma,
    Michigan, LLC
PDS-1 Michigan, Inc.
Perry Distributors, Inc.
Perry Drug Stores, Inc.
PJC Dorchester Realty LLC
PJC East Lyme Realty LLC
PJC Haverhill Realty LLC
PJC Hermitage Realty LLC
PJC Hyde Park Realty LLC
PJC Lease Holdings, Inc.
PJC Manchester Realty LLC
PJC Mansfield Realty LLC
PJC New London Realty LLC
PJC of Massachusetts, Inc.
PJC of Rhode Island, Inc.
PJC of Vermont, Inc.
PJC Peterborough Realty LLC
PJC Providence Realty LLC
PJC Realty MA, Inc.
PJC Realty N.E. LLC
PJC Revere Realty LLC
PJC Special Realty Holdings, Inc.
Ram-Utica, Inc.
RDS Detroit, Inc.
READ'S, Inc.
Rite Aid Drug Palace, Inc.
Rite Aid Hdqtrs. Corp.
Rite Aid Hdqtrs. Funding, Inc.
Rite Aid of Alabama, Inc.
Rite Aid of Connecticut, Inc.
Rite Aid of Delaware, Inc.
Rite Aid of Florida, Inc.
Rite Aid of Georgia, Inc.
Rite Aid of Illinois, Inc.
Rite Aid of Indiana, Inc.
Rite Aid of Kentucky, Inc.	Rite Aid of Maine, Inc.
Rite Aid of Maryland, Inc.
Rite Aid of Massachusetts, Inc.
Rite Aid of Michigan, Inc.
Rite Aid of New Hampshire, Inc.
Rite Aid of New Jersey, Inc.
Rite Aid of New York, Inc.
Rite Aid of North Carolina, Inc.
Rite Aid of Ohio, Inc.
Rite Aid of Pennsylvania, Inc.
Rite Aid of South Carolina, Inc.
Rite Aid of Tennessee, Inc.
Rite Aid of Vermont, Inc.
Rite Aid of Virginia, Inc.
Rite Aid of Washington,
    D.C., Inc.
Rite Aid of West Virginia, Inc.
Rite Aid Online Store Inc.
Rite Aid Payroll Management Inc.
Rite Aid Realty Corp.
Rite Aid Rome Distribution
    Center, Inc.
Rite Aid Services, LLC
Rite Aid Specialty
    Pharmacy, LLC
Rite Aid Transport, Inc.
Rite Fund, Inc.
Rite Investments Corp.
Rx Choice, Inc.
Seven Mile and Evergreen—
    Detroit, LLC
Silver Springs Road-Baltimore,
    Maryland/One, LLC
Silver Springs Road-Baltimore,
    Maryland/Two, LLC
State & Fortification Streets—
    Jackson, Mississippi, LLC
State Street and Hill
    Road-Gerard, Ohio, LLC
The Jean Coutu Group (PJC)
    USA, Inc.
The Lane Drug Company
Thrift Drug, Inc.
Thrifty Corporation
Thrifty PayLess, Inc.
Tyler and Sanders Road—
    Birmingham, Alabama, LLC

ii

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus, and the documents incorporated by reference herein, include forward looking statements. These forward looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include, but are not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility (the "Senior Credit Facility"), our second priority secured term loan facility (the "Tranche 1 Term Loan"), our most recent second priority secured term loan facility (the "Tranche 2 Term Loan") and other debt agreements, including the indenture governing the new notes offered hereby;

  •
  general economic conditions (including the impact of continued high unemployment and changing consumer behavior), inflation and interest rate movements;

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  our ability to improve the operating performance of our stores in accordance with our long term strategy;

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  our ability to maintain or grow prescription count and realize front-end sales growth;

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  our ability to retain the business we gained as a result of the Walgreens/Express Scripts dispute which was settled in September 2012;

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  our ability to hire and retain qualified personnel;

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  the continued efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order and limit access to payor networks;

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  competitive pricing pressures, including aggressive promotional activity from our competitors;

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  decisions to close additional stores and distribution centers or undertake additional refinancing activities, which could result in further charges to our operating statement;

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  our ability to manage expenses and our investment in working capital;

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  continued consolidation of the drugstore and the pharmacy benefit management industries;

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  changes in state or federal legislation or regulations, and the continued impact from the ongoing implementation of the Patient Protection and Affordable Care Act (the "Patient Care Act") as well as other healthcare reform;

  •
  the outcome of lawsuits and governmental investigations;

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  our ability to maintain the listing of our common stock on the New York Stock Exchange (the "NYSE"), and the resulting impact on our indebtedness, results of operations and financial condition; and

  •
  other risks and uncertainties described from time to time in our filings with the Commission.

        We undertake no obligation to update or revise the forward looking statements included or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 2, 2013, which we filed with the Commission on April 23, 2013, and in Exhibit 99.2 to our Current Report on Form 8-K, which we filed with the Commission on June 18, 2013.

iii

SUMMARY

        The following information summarizes the detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. We encourage you to read this entire prospectus carefully. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Rite Aid, which ends on the Saturday closest to February 29 or March 1 of that year. The fiscal year ended March 2, 2013 included 52 weeks, the fiscal year ended March 3, 2012 included 53 weeks and the fiscal years ended February 26, 2011, February 27, 2010 and February 28, 2009 included 52 weeks.

 Our Business

        We are the third largest retail drugstore chain in the United States based on both revenues and number of stores. As of June 1, 2013, we operated 4,615 stores in 31 states across the country and in the District of Columbia.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2013, prescription drug sales accounted for 67.6% of our total sales. We believe that pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, anticipated growth in the federally funded Medicare Part D prescription program as "baby boomers" start to enroll, expanded coverage for uninsured Americans as the result of the Patient Care Act and the discovery of new and better drug therapies. We carry a full assortment of front-end products, which accounted for the remaining 32.4% of our total sales in fiscal 2013. Front-end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, food and beverages, greeting cards, seasonal merchandise and numerous other everyday and convenience products. We also offer various photo processing services in virtually all our stores.

        We attempt to distinguish our stores from other national chain drugstores, in part, through our wellness+ loyalty program, our Wellness format stores, private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer a wide variety of products under our private brands, which are well received by our customers and contributed approximately 18.3% of our front-end sales in the categories where private brand products were offered in fiscal 2013. The overall average size of each store in our chain is approximately 12,600 square feet. The average size of our stores is larger in the western United States. As of June 1, 2013, 61% of our stores were freestanding; 52% of our stores included a drive-thru pharmacy; and 47% included a GNC store within Rite Aid store.

Our Strategy

        Our strategy for fiscal 2014 is to continue the transformation of Rite Aid into a neighborhood destination for health and wellness. This strategic objective will not only allow us to better meet the needs of our customers and patients in a rapidly changing healthcare environment, but will also help us to continue the positive financial momentum we have generated over the past several years.

        Financially, our primary goal for fiscal 2014, consistent with fiscal 2013, is to continue growing same stores sales while expanding EBITDA margins, both of which are critical to achieving long-term financial success. By growing same-store sales, we can take full advantage of our recent cost control improvements as well as margin benefits resulting from the wave of new generic medications introduced in fiscal 2013.

        In order to drive our financial performance and sustainable sales growth, we will continue to increase the level of capital investment in our store base through initiatives such as the Wellness store remodel program and prescription file purchases. We will also continue to build upon key initiatives we have introduced in recent years such as our highly successful wellness+ customer loyalty program and expanded pharmacy services, including immunizations. At the same time, we will focus on developing new programs that meet the evolving needs of our customers as we enter a period of rapid change in the U.S. healthcare industry. We expect that these continued investments and our focus on key initiatives will generate long-term value for our shareholders.

        Below are descriptions of our key initiatives:

        wellness +—Since its launch in April of 2010, our free wellness+ program has provided customers and patients with the opportunity to earn significant discounts and wellness rewards in return for being loyal Rite Aid shoppers. Enrolled members earn rewards based on the accumulation of points for certain front-end and prescription purchases. The program has been well received by Rite Aid customers and continues to provide significant value to members earning enough points to reach the Gold, Silver or Bronze tier levels. In addition to tiered discounts and wellness rewards, members receive exclusive sale pricing and the opportunity to earn Plus Up Rewards, which are offers on certain items featured in our weekly circular that provide additional savings during return shopping trips.

        Both participation in the program and wellness+ card usage continue to be strong. As of April 2013, the wellness+ program had over 25 million active members, defined as members who have used their wellness+ card at least twice over the previous 26 weeks. At the end of our fiscal year, wellness+ members accounted for 79% of front-end sales and 68% of prescriptions filled. Members continue to have higher basket sizes than non-members and also have a much higher rate of prescription retention. In addition, our number of Gold and Silver members—Rite Aid's most valuable and satisfied customers—continues to increase. We believe that the wellness+ program has contributed to the improvements in our front-end same store sales and same store prescription count. We plan on making additional incremental investments in wellness+ in fiscal 2014, as we expect more customers to move into the Gold, Silver and Bronze tiers. We also intend to expand wellness+ in fiscal 2014 and leverage our spend data through the use of advanced customer analytics.

        Private Brands—In fiscal 2011, we began to roll out our new private brand architecture, which included the consolidation of our private brands into three separate tiers. The initiative included enhanced package designs for our private brand items and the introduction of our price-fighter brand, Simplify. We now have approximately 3,000 private brand items and our private brand penetration has increased from 16% in fiscal 2011 to 18.3% as of the end of fiscal 2013. This rollout has been completed and we now have approximately 3,000 items in these brands. In fiscal 2014, we will continue to aggressively promote our private brands, which offer great value to our customers and strong margins for Rite Aid, through specific promotional programs and the introduction of new seasonal categories.

        Enhanced Digital Offerings—As we continue working hard to improve the customer experience in our 4,600 stores, we are also focused on providing enhanced digital resources that better reflect our brand of health and wellness. As a result, in March we introduced our new and improved riteaid.com website, which provides easier navigation, a more personalized web experience and enhanced e-commerce. We are also releasing quarterly updates for our mobile app and have plans to introduce apps for the iPad and Passbook.

        Wellness Store Remodels—In fiscal 2013, we continued to strengthen Rite Aid as a wellness destination by converting more than 500 stores to our Wellness format, which brought our chain-wide total to nearly 800 by the end of the fiscal year. In addition to improved interior design, expanded clinical pharmacy services and new wellness product offerings, these stores are staffed with our unique

Wellness Ambassadors, who serve as a bridge from the front-end of our stores to the pharmacy and provide an added level of customer service. Our customers have responded favorably to this store format as front-end sales trends in these stores have been above the chain average. Also in fiscal 2013, we introduced the latest iteration of our Wellness store format known as "Genuine Well-being." These stores feature new interior design, additional wellness items and unique merchandising displays that bring technology to our stores so that our customers can make more informed purchase decisions. This latest Wellness store format demonstrates how we are focused on driving innovation in our stores so that we continue meeting the rapidly changing needs of our customers.

        We plan to complete an additional 400 Wellness remodels in fiscal 2014. We believe these remodels are a cost-effective way to strengthen our store base, grow sales and offer our customers a unique and engaging wellness experience.

        Expanded Healthcare Services—In fiscal 2013, we continued to expand the role of our Rite Aid pharmacists in delivering wellness services that go beyond simply filling prescriptions. A key area of focus has been our immunizations program, which has grown significantly in recent years. In fiscal 2013, pharmacists administered nearly 2.4 million flu shots compared to nearly 1.5 million the previous year, an increase of about 60%. We also increased the number of immunizations we administered for other disease states such as shingles, pneumonia and whooping cough. Continuing to expand the volume and types of immunizations that we can perform will be an area of focus for fiscal 2014.

        We also put greater emphasis on prescription compliance and adherence programs in fiscal 2013, including the roll out of the Rite Care Prescription Advisor. The Rite Care Prescription Advisor gives our pharmacists a tool for initiating one-on-one consultations with patients in order to explain the health benefits of taking medications as prescribed. Other key pharmacy services include our expanded efforts to provide Medication Therapy Management services to patients with complex medication therapies and specialized services to patients with diabetes.

        We are also introducing additional ways for customers and patients to conveniently access the healthcare services they need. In conjunction with Optum Health, we introduced Now Clinic Online Care services in fiscal 2012 to select Rite Aid pharmacies in the greater Detroit area. We have since expanded these clinics to select stores in Baltimore, Boston, Philadelphia and Pittsburgh. These virtual clinics provide patients with real-time online access to qualified medical care, information and resources from nurses and also physicians, who have the ability to diagnose and potentially write prescriptions for our patients.

        We intend to continue to grow and develop our pharmacy and healthcare-related service offerings to better meet the needs of consumers and strengthen our brand of health and wellness.

        Prescription File Purchases—In fiscal 2013, we increased the amount of capital allocated to the purchase of prescription files to $67.1 million, up from our $35.0 million investment in fiscal 2012. We plan to continue this level of spending on prescription file purchases in fiscal 2014, as they typically deliver a strong return on investment.

        Customer Service—We have put several store operations programs in place to improve the customer service experience, including our chain-wide emphasis on greeting our customers more frequently and assisting them with their purchases. Our emphasis on delivering an outstanding customer experience continues to pay off. According to the American Customer Satisfaction Index, an independent and well-respected measure of customer satisfaction, our score increased by three percent this year, and we now hold the top position among the three major drugstore chains. We have also made investments in technology to make it easier for our store associates to perform necessary tasks such as price changes and backroom inventory management. By providing our associates with the ability to execute these tasks more efficiently, we give our store teams more time to focus on providing excellent service to our customers. During fiscal 2013, we increased funds allocated for training our store and field associates and strengthening their customer service skills. We plan to further increase our funding levels for training in fiscal 2014. We believe this additional focus on customer service has and will continue to help us drive our improved overall performance.

        Cost Control—We made significant reductions to our selling, general and administrative expenses over the past few years through better control of store labor and other costs in the stores, consolidation of our distribution center network, a centralized indirect procurement function for all non-merchandise purchases and through initiatives aimed to simplify our processes in the stores and at our Corporate office. We will continue to focus on controlling costs in fiscal 2014 so that we can maximize the benefits of our sales and customer service initiatives and capital investments.

Recent Developments

  Refinancing of 7.5% Senior Secured Notes due 2017 and 9.5% Senior Notes due 2017

        On July 5, 2013, we completed our previously announced cash tender offer and related consent solicitation (collectively, the "7.5% Notes Tender Offer") for any and all of our outstanding $500.0 million aggregate principal amount of 7.5% Senior Secured Notes due 2017 (the "7.5% Notes") and repurchased approximately $419.2 million aggregate principal amount of the 7.5% Notes. The $80.8 million aggregate principal amount of the 7.5% Notes that remained outstanding following the 7.5% Notes Tender Offer were redeemed on July 22, 2013 at a redemption price equal to 102.500% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption (the "7.5% Notes Redemption"). The 7.5% Notes Tender Offer and 7.5% Notes Redemption were funded with the proceeds of our new $500.0 million Tranche 2 Term Loan, which we entered into on June 21, 2013, together with cash and/or borrowings under the Senior Credit Facility.

        On July 16, 2013, we completed our previously announced cash tender offer and related consent solicitation (collectively, the "9.5% Notes Tender Offer") for any and all of our outstanding $810.0 million aggregate principal amount of 9.5% Senior Notes due 2017 (the "9.5% Notes") and repurchased approximately $739.6 million aggregate principal amount of the 9.5% Notes. The $70.4 million aggregate principal amount of the 9.5% Notes that remained outstanding following the 9.5% Notes Tender Offer were redeemed on August 1, 2013 at a redemption price equal to 103.167% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption (the "9.5% Notes Redemption"). The 9.5% Notes Tender Offer and 9.5% Notes Redemption were funded with the proceeds of the offering of the old notes, together with cash and/or borrowings under the Senior Credit Facility.

        The offering of the old notes, entry into the Tranche 2 Term Loan and the completion of the 7.5% Notes Tender Offer, 7.5% Notes Redemption, 9.5% Notes Tender Offer and 9.5% Notes Redemption are collectively referred to herein as the "Refinancing Transactions."

 Summary Description of the Exchange Offer

Old Notes	6.75% Senior Notes due 2021, issued on July 2, 2013.
New Notes

6.75% Senior Notes due 2021, the issuance of which has been registered under the Securities Act. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer

We are offering to issue up to $810.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., Eastern time, on October 11, 2013 (the 30th day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

• you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;
• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., Eastern time, on October 11, 2013. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and the "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•

tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent;" or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations

The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the Staff of the Commission, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our "affiliate," as defined in Rule 405 under the Securities Act;
• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•

you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes, you will receive in the exchange offer; or

• you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:
• you cannot rely on the applicable interpretations of the Staff of the Commission; and

• must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Broker-Dealer

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 210 days after the expiration date, as defined in this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

Furthermore, a broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the applicable interpretations of the Staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action Letter (July 2, 1993); and

• must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.
Registration Rights Agreement

When the old notes were issued, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of each registration rights agreement, we agreed to file with the Commission and use our commercially reasonable efforts to cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not, among other things, complete the exchange offer within 270 days of the date of issuance of the old notes (March 29, 2014), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Description of the New Notes—Registration Rights and Additional Interest."

Consequences of not Exchanging Old Notes

        If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes—Registration Rights and Additional Interest."

Summary Description of the New Notes

        The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes." When we use the term "notes" in this summary, the term includes the old notes and the new notes.

Issuer	Rite Aid Corporation, a Delaware corporation.
Securities Offered	Up to $810.0 million aggregate principal amount of 6.75% Senior Notes due 2021.
Maturity Date	June 15, 2021.
Interest and Payment Dates	The new notes will bear interest at an annual rate of 6.75%. Interest is payable on June 15 and December 15 of each year, beginning on December 15, 2013.
Subsidiary Guarantees

Our obligations under the new notes will be fully and unconditionally guaranteed, jointly and severally, on an unsubordinated basis, by all of our subsidiaries that guarantee our obligations under our Senior Credit Facility, our Tranche 1 Term Loan, our Tranche 2 Term Loan and our outstanding 8.00% senior secured notes due 2020, 10.250% senior secured notes due 2019 and 9.25% senior notes due 2020 (the "Subsidiary Guarantors"). The guarantees will be unsecured. Under certain circumstances, subsidiaries may be released from their guarantees of the new notes without the consent of the holders of the new notes.

Our subsidiaries conduct substantially all of our operations and have significant liabilities, including trade payables. If the subsidiary guarantees are invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes will be structurally subordinated to the substantial liabilities of our subsidiaries.

Ranking

The new notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness. We currently do not have any subordinated indebtedness. The new notes and the related guarantees will be effectively junior to all of our or the applicable Subsidiary Guarantor's existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to the liabilities of our non-guarantor subsidiaries.

As of June 1, 2013, after giving effect to the Refinancing Transactions, the total outstanding debt of us and the Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding unused commitments and undrawn letters of credit) would have been approximately $5.9 billion, of which $3.6 billion would have been secured.

Form and Denomination

The new notes will be issued only in registered form. The new notes will initially be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be represented by one or more permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, or as we otherwise agree, notes in certificated form will not be issued in exchange for the global note or interests therein.

Optional Redemption

Prior to June 15, 2016, we may redeem some or all of the notes by paying a "make-whole" premium based on United States Treasury rates. On or after June 15, 2016 we may redeem some or all of the notes at the redemption prices listed under the heading "Description of the New Notes—Optional Redemption" in this prospectus plus accrued and unpaid interest to, but not including, the date of redemption.

In addition, at any time and from time to time, prior to June 15, 2016 we may redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of one or more of our equity offerings at a redemption price of 106.75% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption of the notes, provided that at least 65% of the original aggregate principal amount of the notes remains issued and outstanding.

Repurchase at Option of Holders Upon a Change in Control

In the event of a change in control, each holder of notes may require us to repurchase its notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the New Notes—Repurchase at the Option of Holders Upon a Change of Control," and "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—We may be unable to purchase the notes upon a change of control" in this prospectus.

Certain Covenants	The indenture governing the new notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional debt;
• pay dividends or make other restricted payments;
• purchase, redeem or retire capital stock or subordinated debt;
• make asset sales;
• enter into transactions with affiliates;
• incur liens;

• enter into sale-leaseback transactions;
• provide subsidiary guarantees;
• make investments; and
• merge or consolidate with any other person.
These covenants are subject to a number of exceptions. See "Description of the New Notes" in this prospectus.
Trading

The new notes are a new issue of securities, and there is currently no established trading market for the new notes. An active or liquid market may not develop for the new notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing or the new notes on any automated dealer quotation system.

Risk Factors

Tendering your old notes in the exchange offer involves risks. You should carefully consider the information in the sections entitled "Risk Factors" in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended March 2, 2013 and in Exhibit 99.2 to our Current Report on Form 8-K, filed on June 18, 2013, and all the other information included in this prospectus before tendering any old notes.

***

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. We were incorporated in 1968 and are a Delaware corporation.

RISK FACTORS

        You should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus, including the information included under "Risk Factors" in our Annual Report on Form 10-K for the year ended March 2, 2013, in Exhibit 99.2 to our Current Report on Form 8-K, filed on June 18, 2013, and other documents that we subsequently file with the Commission. When we use the term "notes" in this prospectus, the term includes the old notes and the new notes.

 Risks Related to the Exchange Offer and Holding the New Notes

         Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Material Federal Income Tax Considerations."

         You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

         Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         The new notes and the related guarantees will be effectively junior to our secured debt, and if a default occurs, we may not have sufficient funds to satisfy our obligations under the new notes.

        The new notes and the related guarantees will be our general unsecured, unsubordinated obligations that will rank equal in right of payment with all of the existing and future unsecured, unsubordinated debt of us and the Subsidiary Guarantors. The new notes and the guarantees will be effectively junior to all of our or the applicable Subsidiary Guarantor's secured debt with respect to the right to be satisfied from the assets that secure such secured debt as collateral.

        As of June 1, 2013, after giving effect to the Refinancing Transactions, the total outstanding debt of us and the Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding unused commitments and undrawn letters of credit) would have been approximately $5.9 billion, of which $3.6 billion would have been secured.

         We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

        We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries. If the guarantees of the new notes are held to be invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes would be structurally subordinated to the debt of those subsidiaries. As of June 1, 2013, the total outstanding debt and other liabilities of our subsidiaries was approximately $3.5 billion. As of June 1, 2013, after giving effect to the Refinancing Transactions, the total outstanding debt and other liabilities of our subsidiaries would have been approximately $3.5 billion.

        Our creditors or the creditors of the Subsidiary Guarantors could challenge the guarantees of the new notes as fraudulent conveyances or on other grounds. The delivery of these guarantees could be found to be a fraudulent conveyance and declared void if a court determined that: the Subsidiary Guarantor delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; the Subsidiary Guarantor did not receive fair consideration for the delivery of the guarantee; or the Subsidiary Guarantor was insolvent at the time it delivered the guarantee. We cannot assure you that a court would not reach one of these conclusions. In the event that a court declares these guarantees to be void, or in the event that the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the new notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness.

         We may be unable to purchase the notes upon a change of control.

        Upon a change of control event, we would be required to offer to purchase the notes for cash at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date. The change of control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

        Our Senior Credit Facility, our Tranche 1 Term Loan and our Tranche 2 Term Loan provide that the occurrence of certain events that would constitute a change of control for the purposes of the indenture governing the notes, as well as the triggering of our obligation to repurchase the notes upon a change of control, constitutes a default under such facility. Much of our other debt also requires us to repurchase such debt upon an event that would constitute a change of control for the purposes of the notes. Other future debt may contain prohibitions of events that would constitute a change of control or would require such debt to be repurchased upon a change of control. Moreover, the exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under our existing or future debt, even if the change of control itself does not result in a default under existing or future debt. Finally, our ability to pay cash to holders of the notes upon a repurchase may be limited by our financial resources at the time of such repurchase or by the terms of our outstanding debt agreements at the time. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase the notes in connection with a change of control would result in a default under the indenture governing the notes. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well.

         There may not be an active trading market for the new notes, and their price may be volatile. Holders may be unable to sell their new notes at the price desired or at all.

        There is no existing trading market for the new notes. As a result, there can be no assurance that a liquid market will develop or be maintained for the new notes, that holders will be able to sell any of the new notes at a particular time (if at all) or that the prices holders receive if or when they sell the new notes will be above their initial offering price. If the new notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our common stock, our performance and other factors. We do not intend to list the new notes on any national securities exchange.

        The liquidity of any market for the new notes will depend on a number of factors, including:

  •
  the number of holders of the new notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the new notes; and

  •
  prevailing interest rates.

        An active market for the new notes may not develop and, if it develops, may not continue.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

 RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        We have calculated the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends in the following table by dividing earnings by fixed charges and earnings by the sum of fixed charges and preferred stock dividends, respectively. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges, before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	13 Week Period Ended		Fiscal Year Ended
	June 1, 2013	June 2, 2012	March 2, 2013 (52 Weeks)	March 3, 2012 (53 Weeks)	February 26, 2011 (52 weeks)	February 27, 2010 (52 weeks)	February 28, 2009 (52 weeks)
	(dollars in thousands)
Fixed charges:
Interest expense	$113,064	$130,588	$515,421	$529,255	$547,581	$515,763	$477,627
Interest portion of net rental expense(1)	79,364	79,700	317,080	325,631	321,888	320,506	320,947

Fixed charges before capitalized interest	192,428	210,288	832,501	854,886	869,469	836,269	798,574
Capitalized interest	58	137	399	315	509	859	1,434

Total fixed charges	$192,486	$210,425	$832,900	$855,201	$869,978	$837,128	$800,008
Preferred stock dividend requirement(2)	5,464	5,148	21,056	19,838	18,692	17,614	43,536

Total combined fixed charges and preferred stock dividends	$197,950	$215,573	$853,956	$875,039	$888,670	$854,742	$843,544

Earnings:
(Loss) income before income taxes	92,874	(89,817)	7,505	$(392,257)	$(545,582)	$(479,918)	$(2,582,794)
Fixed charges before capitalized interest	192,428	210,288	832,501	854,886	869,469	836,269	798,574
Total earnings and fixed charges	$285,302	$120,471	$840,006	$462,629	$323,887	$356,351	$(1,784,220)

Ratio of earnings to fixed charges	1.48x	—	1.01x	—	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends(3)	1.44x	—	—	—	—	—	—
Excess (Deficiency) of earnings to fixed charges	$92,816	$(89,954)	7,106	$(392,572)	$(546,091)	$(480,777)	$(2,584,228)

Excess (Deficiency) of earnings to combined fixed charges and preferred stock dividends	$87,352	$(95,102)	$(13,950)	$(412,410)	$(564,783)	$(498,391)	$(2,627,764)

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock dividend requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the years ended March 2, 2013, March 3, 2012, February 26, 2011, February 27, 2010 and February 28, 2009 earnings were insufficient to cover fixed charges and preferred stock dividends by approximately $14.0 million, $412.4 million, $564.8 million, $498.4 million and $2.6 billion, respectively. For the quarter ended June 2, 2012, earnings were insufficient to cover fixed charges and preferred stock dividends by $95.1 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID

        We derived the following summary financial data from our audited financial statements for fiscal years 2009 through 2013. Our audited financial statements for fiscal years 2011 through 2013 are incorporated by reference in this prospectus.

        This information is only a summary. You should read the data set forth in the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended March 2, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended June 1, 2013, which are incorporated by reference in this prospectus, and our audited consolidated financial statements and the accompanying notes and our unaudited consolidated financial statements and the accompanying notes, which are incorporated by reference in this prospectus.

        Selected financial data for the fiscal year 2009 has been adjusted to reflect the operations of our 28 stores in the Las Vegas market area as a discontinued operations as we entered into an agreement to sell the prescription files and terminate the operations of these stores during the fourth quarter of fiscal 2008.

	13 Week Period Ended		Fiscal Year Ended
	June 1, 2013	June 2, 2012	March 2, 2013 (52 weeks)	March 3, 2012 (53 weeks)	February 26, 2011 (52 weeks)	February 27, 2010 (52 weeks)	February 28, 2009 (52 weeks)
	(dollars in thousands)
Summary of Operations:
Revenues	$6,293,057	$6,468,287	$25,392,263	$26,121,222	$25,214,907	$25,669,117	$26,289,268
Costs and expense:
Cost of goods sold	4,472,066	4,719,516	18,073,987	19,327,887	18,522,403	18,845,027	19,253,616
Selling, general and administrative expenses(1)	1,609,261	1,688,066	6,600,765	6,531,411	6,457,833	6,603,372	6,985,367
Goodwill impairment charge	—	—	—	—	—	—	1,810,223
Lease termination and impairment charges	10,972	12,143	70,859	100,053	210,893	208,017	293,743
Interest expense	113,064	130,588	515,421	529,255	547,581	515,763	477,627
Loss on debt retirements, net	—	17,842	140,502	33,576	44,003	993	39,905
(Gain) loss on sale of assets and investments, net	(5,180)	(10,051)	(16,776)	(8,703)	(22,224)	(24,137)	11,581

Total costs and expenses	6,200,183	6,558,104	25,384,758	26,513,479	25,760,489	26,149,035	28,872,062

Income (loss) before income taxes	92,874	(89,817)	7,505	(392,257)	(545,582)	(479,918)	(2,582,794)
Income tax (benefit) expense	3,212	(61,729)	(110,600)	(23,686)	9,842	26,758	329,257

Net income (loss) from continuing operations	89,662	(28,088)	118,105	(368,571)	(555,424)	(506,676)	(2,912,051)
Loss from discontinued operations, net of gain on disposal and income tax benefit	—	—	—	—	—	—	(3,369)

Net income (loss)	$89,662	$(28,088)	$118,105	$(368,571)	$(555,424)	$(506,676)	$(2,915,420)

Period End Financial Position:
Working capital	$1,822,473	$1,841,443	$1,830,777	$1,934,267	$1,991,042	$2,332,976	$2,062,505
Property, plant and equipment, net	1,899,831	1,901,475	1,895,650	1,902,021	2,039,383	2,293,153	2,587,356
Total assets	6,945,438	7,073,132	7,078,719	7,364,291	7,555,850	8,049,911	8,326,540
Total debt(2)	5,911,665	6,163,405	6,033,531	6,328,201	6,219,865	6,370,899	6,011,709
Stockholders' deficit	(2,357,524)	(2,609,333)	(2,459,434)	(2,586,756)	(2,211,367)	(1,673,551)	(1,199,652)
Other Data:
Cash flows (used in) provided by:
Operating activities	184,447	363,603	819,588	266,537	395,849	(325,063)	359,910
Investing activities	(82,093)	(75,675)	(346,305)	(221,169)	(156,677)	(120,486)	(346,358)
Financing activities	(122,904)	(235,439)	(506,116)	25,801	(251,650)	397,108	(17,279)
Capital expenditures	92,692	86,958	382,980	250,137	186,520	193,630	541,346
Number of retail drugstores	4,615	4,652	4,623	4,667	4,714	4,780	4,901
Number of associates	87,100	87,800	89,000	90,000	91,800	97,500	103,000

(1)
Includes stock-based compensation expense. Stock based compensation expense for all fiscal years presented was determined using the fair value method set forth in ASC 718, "Compensation—Stock Compensation."

(2)
Total debt included capital lease obligations of $116.3 million, $126.4 million, $115.2 million, $127.0 million, $140.3 million, $152.7 million and $193.8 million, as of June 1, 2013, June 2, 2012, March 2, 2013, March 3, 2012, February 26, 2011, February 27, 2010 and February 28, 2009, respectively.

 THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., Eastern time, on October 11, 2013, the 30th day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $810.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof; provided that the untendered portion of an old note or the portion thereof not accepted for exchange must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "eligible institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        We, or the exchange agent in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

        However, any purchaser of old notes who is our affiliate, who intends to participate in the exchange offer for the purpose of distributing the new notes or a broker-dealer that acquired old notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the old notes:

  •
  cannot rely on the applicable interpretations of the Staff of the Commission; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes will receive interest accruing from the most recent date to which interest has been paid on the old notes, unless the record date for the first interest payment date after the consummation of the exchange offer preceded such date of consummation, in which case the interest payable on such interest payment date will be paid to the holders of the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  certificates for old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer).

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn (including the principal amount of such old notes); and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We, or the exchange agent in our sole discretion, will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

  1)
  the exchange offer violates any applicable law or applicable interpretation of the Staff of the Commission;

  2)
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by,

    •
    any court or governmental agency or other governmental regulatory or administrative agency or commission,

    •
    seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

    •
    resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

  3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

  4)
  there has occurred:

  •
  any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

  •
  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

  •
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for tendering or withdrawing tenders of old notes in the exchange offer or requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

        The Bank of New York Mellon Trust Company, N.A., Exchange Agent

        By Registered or Certified Mail, Overnight Delivery after

        4:30 p.m. on the Expiration Date:

        The Bank of New York Mellon Trust Company, N.A.
c/o Bank of New York Mellon Corporation
Corporate Trust Reorganization Unit

        111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Christopher Landers

        For Information Call:
(315) 414-3362

        By Facsimile Transmission
(for Eligible Institutions only):
(732) 667-9408

        Confirm by Telephone:
(315) 414-3362

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the new notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the Staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act;

  •
  you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

  •
  you have an arrangement or understanding with any person to participate in the "distribution," as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

  •
  you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

        We do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the Staff of the Commission would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the Staff of the Commission and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

        You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Rite Aid Corporation and not any of its subsidiaries. When we use the term "notes" in this description, the term includes the old notes and the new notes.

        We will issue the new notes under the indenture, dated as of July 2, 2013 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee").

        We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the new notes. Copies of the Indenture are available upon request to the Company at the address set forth under "Where You Can Find More Information."

        We can issue up to $810.0 million of new notes now and an unlimited principal amount of additional notes at later dates under the same Indenture, subject to the limitations contained in "—Restrictive Covenants—Limitation on Debt." We can issue additional notes as part of the same series or as an additional series. Any additional notes that we issue in the future in the same series will be identical in all respects to the new notes that we are issuing now, except that notes issued in the future in will have different issuance prices and issuance dates and may have different CUSIP numbers. We will issue new notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, Maturity and Interest

        The new notes will mature on June 15, 2021. We are issuing up to $810.0 million aggregate principal amount of the new notes.

        Interest on the new notes will accrue at a rate of 6.75% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2013. We will pay interest to those persons who were holders of record at the close of business on the June 1 or December 1(whether or not a Business Day) immediately preceding each interest payment date.

        Interest on the new notes will accrue from the date of issuance of the old notes, or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The new notes will be:

  •
  unsubordinated, unsecured obligations of the Company;

  •
  equal in right of payment ("pari passu") with all existing and future unsubordinated, unsecured debt of the Company;

  •
  senior in right of payment to all existing and future subordinated debt of the Company; and

  •
  guaranteed on an unsubordinated, unsecured basis by the Subsidiary Guarantors.

        The Subsidiary Guarantees will be:

  •
  unsubordinated, unsecured obligations of the applicable Subsidiary Guarantor;

  •
  pari passu with all existing and future unsubordinated, unsecured debt of the applicable Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future subordinated debt of the applicable Subsidiary Guarantor.

        As of June 1, 2013, after giving effect to the Refinancing Transactions:

  •
  the total outstanding debt of us and the Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding unused commitments and undrawn letters of credit) would have been approximately $5.9 billion, of which approximately $3.6 billion would have been secured;

  •
  there was no outstanding debt of Subsidiaries of the Company that are not Subsidiary Guarantors; and

  •
  none of our or any Subsidiary Guarantor's debt would have been subordinated to the new notes or the applicable Subsidiary Guarantee.

        We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the new notes will only be creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all of the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the new notes.

        As our Subsidiaries conduct substantially all of our operations, our ability to service our debt, including the new notes, is dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those Subsidiaries to make payments on the new notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

        As of June 1, 2013, after giving effect to the Refinancing Transactions, the total balance sheet liabilities of the Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding intercompany liabilities and unused commitments and undrawn letters of credit) would have been approximately $5.9 billion. This would have represented approximately 99% of the balance sheet liabilities of our Subsidiaries. The Indenture contains limitations on the amount of additional debt that we and the Restricted Subsidiaries may incur. However, the amounts of this debt could nevertheless be substantial and may be incurred either by Subsidiary Guarantors or by our other Subsidiaries.

        The Subsidiary Guarantors and our other Subsidiaries have other liabilities, including contingent liabilities, that may be significant.

        The new notes and the Subsidiary Guarantees are unsecured obligations of the Company and each Subsidiary Guarantor. Secured debt of the Company and the Subsidiary Guarantors will be effectively senior to the new notes and the applicable Subsidiary Guarantee to extent of the value of the assets securing such secured debt.

        See "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes."

Subsidiary Guarantees

        Our obligations under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors, in each case subject to provisions governing releases of these Subsidiary Guarantees.

        The Subsidiary Guarantors consist of all or our Domestic Subsidiaries. As described under "—Restrictive Covenants—Guarantees by Subsidiaries," Subsidiaries that Guarantee specified types of Debt that we Incur in the future will be required to provide a Subsidiary Guarantee of the new notes. The Subsidiary Guarantors currently generate substantially all of our revenue. As of June 1, 2013, our Subsidiaries that were Subsidiary Guarantors represented the following approximate percentages of the assets and revenues of the Company, on a consolidated basis:

          99% of our consolidated assets were represented by Subsidiaries that are Subsidiary Guarantors

          100% of our consolidated total revenues were represented by Subsidiaries that are Subsidiary Guarantors

        The Guarantees of the new notes will be full and unconditional and joint and several and there will be no restrictions under the Indenture on the ability of the Company to obtain funds from the Subsidiary Guarantors. Also, the Company has no independent assets or operations and the Subsidiaries that are not Guaranteeing the new notes are insignificant. Accordingly, condensed consolidated financial information for the Company and its Subsidiaries is not presented or incorporated by reference in this prospectus.

        If all of the Capital Stock of a Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Indenture, such Subsidiary Guarantor will be released from its obligations under the Indenture without further action.

        In addition, the Subsidiary Guarantee provided by a Subsidiary Guarantor may be released:

          upon request of the Company without consent of any holder of the notes unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantor is mailed to the Trustee and the holders of the notes, holders of 25% of the outstanding principal amount of notes deliver to the Company a written objection to such release; or

          with the written consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding.

        At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

        The Subsidiary Guarantee of any Subsidiary Guarantor may also be released as described under "Satisfaction and Discharge; Defeasance."

        In addition, the Subsidiary Guarantees (a) will terminate when the Note Obligations in respect of the old notes and the new notes, as the case may be, have been paid in full and (b) will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Note Obligations is rescinded or must otherwise be restored upon the bankruptcy or reorganization of the Company, any Subsidiary Guarantor or otherwise.

        The obligations of each Subsidiary Guarantor are limited (and subject to automatic reduction) to the extent necessary to prevent the guarantee by a Subsidiary Guarantor from constituting a fraudulent conveyance.

Optional Redemption

        The Company may choose to redeem the notes at any time. If it does so, it may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture.

        To redeem the notes prior to June 15, 2016, the Company must pay a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Any notice to holders of notes of such a redemption needs to include the appropriate method for calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

        "Applicable Premium" means, with respect to any new note on any redemption date, the greater of (i) 1.0% of the principal amount of such new note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such new note at June 15, 2016, (such redemption price being set forth in the table below) plus (2) all required interest payments due on such new note through June 15, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (b) the principal amount of such new note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2016; provided, however, that if the period from the redemption date to June 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Beginning on June 15, 2016, the notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). The following prices are for notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2016	105.063%
2017	103.375%
2018	101.688%
2019 and thereafter	100.000%

        In addition, at any time and from time to time, prior to June 15, 2016, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (including additional notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 106.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes (including additional notes, if any) remains outstanding. Any such redemption shall be made within 75 days of the completion of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        If an optional redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the new note is registered at the close of business on that record date, and no additional interest will be payable to holders whose notes shall be subject to redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the new notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the purchase date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the new note is registered at the close of business on that record date, and no additional interest will be payable to holders whose notes shall be subject to purchase. Notes may be purchased in part in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof; provided that the unpurchased portion of a note must be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

        Within 30 days following any Change of Control, the Company shall:

          either (1) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States or (2) file or furnish such notice on a Current Report on Form 8-K with the Commission through EDGAR (or any successor electronic reporting system of the Commission accessible to the public without charge); and

          send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder's address appearing in the register for the notes, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control (including, to the extent reasonably practicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

            (4)   the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment (which, in the case of Global Securities, will permit holders to effect such procedures through DTC).

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at or prior to the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer (it being understood that such third-party may make a Change of Control Offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this clause).

        A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of notes to require the Company to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

        The Senior Credit Facility, the Tranche 1 Term Loan and the Tranche 2 Term Loan provide that the occurrence of certain of the events that constitute a Change of Control as well as the triggering of our obligation to repurchase the notes upon a Change of Control will constitute a default under such facilities.

        Other existing debt of the Company contains, and future debt of the Company may contain, prohibitions of events that would constitute a Change of Control or that would require such debt to be repurchased upon a Change of Control (including the Company's 8.5% convertible notes due 2015, the Company's 10.250% Notes due 2019, the Company's 8.00% Notes due 2020 and the Company's 9.25% Notes due 2020). Moreover, the exercise by holders of notes (or the other debt referenced above) of their right (or the triggering of such right) to require us to repurchase their notes or other debt could cause a default under existing or future debt of the Company, even if the Change of Control itself does not result in a default under such existing or future debt (including any future permitted accounts receivable securitization program). Finally, our ability to pay cash to holders of notes upon a repurchase may be limited by our financial resources at the time of such repurchase as well as our outstanding debt and other agreements at such time. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding notes. See "—Amendments and Waivers."

Restrictive Covenants

        Covenant Suspension.    During any period of time that:

  (a)
  the notes have Investment Grade Ratings from both Rating Agencies; and

  (b)
  no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  •
  "—Limitation on Debt,"

  •
  "—Limitation on Restricted Payments,"

  •
  "—Limitation on Asset Sales,"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "—Limitation on Transactions with Affiliates,"

  •
  clauses (a)(1) and (b) of "—Limitation on Sale and Leaseback Transactions,"

  •
  clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "—Designation of Restricted and Unrestricted Subsidiaries," and

  •
  clause (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined herein) and without limiting the Company's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on Debt" covenant remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentences and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt" (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt," such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (k) of the second paragraph of the covenant described under "—Limitation on Debt". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from the Issue Date. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under "—Limitation on Restricted Payments" following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph thereof following any Reversion Date. For purposes of determining compliance with the first five paragraphs of the covenant described under "—Limitation on Asset Sales," on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

        Limitation on Debt.    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence and no Default or Event of Default would be continuing following such Incurrence and application of proceeds and either:

          (1)   such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

          (2)   such Debt is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

          (a)   Debt of the Company evidenced by the old notes and of Restricted Subsidiaries, including any future Restricted Subsidiaries, evidenced by Guarantees relating to the old notes;

          (b)   Debt of the Company or a Restricted Subsidiary (including Guarantees thereof) (i) under any Credit Facilities, (ii) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (iii) Incurred in respect of Capital Lease Obligations, (iv) Incurred pursuant to Debt Issuances or (v) Incurred by a Receivables Entity, whether or not a Subsidiary Guarantor, in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt in clauses (i) through (v) hereof at any one time outstanding shall not, after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, exceed the greater of:

            (1)   $3,700.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales" and

            (2)   the sum of the amount equal to (a) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Company and the Restricted Subsidiaries and (b) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries, including any Receivables Entity that is a Restricted Subsidiary, with the amounts of such inventory and receivables calculated on a pro forma basis to give effect to, without duplication, all Investments, acquisitions, dispositions, mergers and consolidations made by the Company and its Restricted Subsidiaries on or prior to the date of such calculation;

          (c)   $220.0 million of the Tranche 1 Term Loan and guarantees thereof by the Subsidiary Guarantors, including any future Guarantor;

          (d)   Debt of the Company outstanding on the Issue Date and consisting of (i) the Tranche 2 Term Loan and of Subsidiary Guarantors, including any future Guarantor, consisting of guarantees relating to the Tranche 2 Term Loan and (ii) the 9.25% Notes due 2020 and of Subsidiary

  Guarantors, including any future Guarantor, consisting of guarantees relating to the 9.25% Notes due 2020;

          (e)   Debt Incurred after the Issue Date in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

          (f)    Debt of the Company owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks and not for speculative purposes;

          (i)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

          (j)    Debt in connection with one or more standby letters of credit, banker's acceptance, performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (k)   Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above or clause (q) below (including future Guarantees of such debt to the extent guaranteed on the date hereof and to the extent such future Guarantees are required by the terms of such Debt and to the extent such entity Guarantees the notes);

          (l)    other Debt of the Company or a Restricted Subsidiary (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $600.0 million;

          (m)  Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

          (n)   Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its Incurrence;

          (o)   endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (p)   [intentionally omitted]

          (q)   Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Company or a Restricted Subsidiary on or after the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $350.0 million, provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on or after the Issue Date to the extent the portion of the Debt related to such Property is permitted by another provision of this covenant at the time of Incurrence;

          (r)   Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property after the Issue Date, including additions and improvements thereto, provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

          (s)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (d), (e), (k), (m) and (q) above; and

          (t)    Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition.

        Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor.

        For purposes of determining compliance with this covenant, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations on the Issue Date, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (s) all outstanding Debt evidenced by the 8.00% Notes due 2020 will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this covenant, (t) all outstanding Debt evidenced by the 10.250% Notes due 2019 will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this covenant, (u) $250.0 million of the Tranche 1 Term Loan will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this covenant, (v) all outstanding Debt under the Senior Credit Facility immediately following the Issue

Date will be deemed to have been Incurred pursuant to clause (b) or (l) of the second paragraph of this covenant, (w) any Permitted Debt that is not Secured Debt may later be reclassified as having been Incurred pursuant to clause (1) of the first paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification, and (x) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause of the second paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

        Limitation on Restricted Payments.    The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

          (a)   a Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt;" or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Measurement Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter of fiscal year 2014 to the end of the most recent fiscal quarter for which financial statements have been filed with the Commission (or, if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

            (2)   100% of Capital Stock Sale Proceeds; plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the beginning of the first fiscal quarter of fiscal year 2014 of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company; and

              (B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet after the beginning of the first fiscal quarter of fiscal year 2014 upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after the beginning of the first fiscal quarter of fiscal year 2014) for Capital Stock (other than Disqualified Stock) of the Company;

    excluding, in the case of clause (A) or (B):

              (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees; and

              (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange;

    plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances, payments of interest on Debt, distributions, liquidations or other transfers of Property made after the beginning of the first fiscal quarter of fiscal year 2014 in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

              (B)  the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the beginning of the first fiscal quarter of fiscal year 2014);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that any such dividend following the Measurement Date shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

            (1)   such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after the Issue Date in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   [intentionally omitted];

          (e)   so long as no Default or Event of Default has occurred and is continuing, the repurchase or other acquisition on or after the Issue Date of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (x) $15.0 million and (y) any cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to employees, directors or consultants of the Company or any of its Subsidiaries that occur after the Issue Date and any cash proceeds from key man life insurance policies received after the Issue Date; provided further, however, that the Capital Stock Sale Proceeds from sales shall be excluded from the calculation pursuant to clause (c)(2) above and that such repurchases and other acquisitions following the Measurement Date shall be included in the calculation of the amount of Restricted Payments;

          (f)    make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after the Issue Date; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (g)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation in the event of a Change of Control or an Asset Sale in accordance with provisions similar to those described under "—Repurchase at the Option of Holders Upon a Change of Control" or "—Limitation on Asset Sales;" provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sales Prepayment Offer, as applicable, as required with respect to the notes and has completed the repurchase of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sales Prepayment Offer; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement following the Measurement Date shall be included in the calculation of the amount of Restricted Payments;

          (h)   repurchase Capital Stock of the Company deemed to be issued upon the exercise of stock options or warrants or similar rights (i) if such Capital Stock represent a portion of the exercise price of such options or warrants and (ii) for purposes of tax withholding by the Company in connection with such exercise or vesting; provided, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments;

          (i)    pay dividends on Rite Aid Lease Management Company preferred stock outstanding on the Issue Date pursuant to the terms of such preferred stock as in effect on the Issue Date; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments;

          (j)    make any other Restricted Payments on or after the Issue Date not to exceed an aggregate amount of $75.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

          (k)   purchase, repurchase, redeem, acquire or retire for value the Series G Preferred Stock or Series H Preferred Stock; provided, however, that such payments following the Measurement Date shall be included in the calculation of Restricted Payments; and

          (l)    the declaration and payment of Preferred Stock Dividends and dividends on Preferred Stock of the Company to the extent that (i) such Preferred Stock was incurred pursuant to clause (l) of the first paragraph of the covenant described under "—Limitation on Debt" and (ii) such dividends are included in Consolidated Interest Expense; provided, however, that such payments shall not be included in the calculation of Restricted Payments; and provided further that nothing contained in this clause (l) shall prevent the Company from declaring and paying such dividends pursuant to another section of this covenant.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes or the applicable Subsidiary Guarantee will be secured equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

        Limitation on Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          to Repay the Credit Facilities, the Tranche 1 Term Loan, the Tranche 2 Term Loan, the 10.25% Notes due 2019, the 8.00% Notes due 2020 or any other Debt of the Company or any Restricted Subsidiary secured by a Lien on Property of the Company or any Restricted Subsidiary of the Company (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company) (the "Senior Obligations"); or

          to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Company.

        Pending application of Net Available Cash pursuant to this covenant, which shall not be required in respect of an Asset Sale if the Net Available Cash from such Asset Sale is less than $1.0 million, such Net Available Cash shall, to the extent not inconsistent with the terms of the Senior Obligations, be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. Subject to compliance with the preceding sentence, if the Net Available Cash from an Asset Sale equals or exceeds $1.0 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds;" provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds".

        When the aggregate amount of Excess Proceeds exceeds $50.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sales Prepayment Offer") the notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

          (a)   the Excess Proceeds; and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Asset Sales Prepayment Offer; and

            (2)   the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

        Within five Business Days after the Company is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail or electronically, to the holders of the notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sales Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed. Nothing shall prevent the Company from conducting an Asset Sales Prepayment Offer earlier than as set forth in this paragraph.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

          (b)   make any loans or advances to the Company or any other Restricted Subsidiary; or

          (c)   transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply:

            (1)   with respect to clauses (a), (b) and (c), to restrictions:

              (A)  in effect on the Issue Date;

              (B)  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

              (C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that such restriction is no less favorable to the holders of notes in any material respect, as reasonably determined by the Board of Directors, than those under the agreement evidencing the Debt so Refinanced;

              (D)  resulting from the Incurrence of any Debt permitted pursuant to the covenant described under "—Limitation on Debt," provided that (i) (x) the restriction is no less favorable to the holders of notes in any material respect, as reasonably determined by the Board of Directors, than the restrictions of the same type contained in the Indenture or (y) the restriction is no less favorable to the holders of notes in any material respect, as reasonably determined by the Board of Directors, than the restrictions of the same type contained in the Senior Credit Facility and (ii) the Board of Directors determines in good faith that such restrictions will not impair the ability of the Company to make payments of principal and interest on the notes when due;

              (E)  existing by reason of applicable law;

              (F)  any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the principal financial officer of the Company, are customary for Qualified Receivables Transactions; or

              (G)  customary restrictions contained in joint venture and other similar agreements; and

            (2)   with respect to clause (c) only, to restrictions:

              (A)  relating to Debt that is permitted to be Incurred and secured without also securing the notes or a Subsidiary Guarantee pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

              (B)  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

              (C)  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

              (D)  customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale;

              (E)  resulting from purchase money obligations for Property acquired in the ordinary course of business or Capital Lease Obligations that impose restrictions on the Property so acquired; or

              (F)  resulting from restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

          (a)   the terms of such Affiliate Transaction are:

            (1)   set forth in writing;

            (2)   in the best interest of the Company or such Restricted Subsidiary, as the case may be; and

            (3)   no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

          (b)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

          (c)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $75.0 million in any 12-month period, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment (other than pursuant to clauses (a)(iii), (b) or (h) of the definition of "Permitted Investment");

          (c)   the payment of reasonable and customary compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries;

          (d)   loans and advances to employees made in the ordinary course of business in accordance with applicable law and consistent with the past practices of the Company or such Restricted

  Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million in the aggregate at any one time outstanding;

          (e)   any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of "Credit Facilities" and permitted under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt";

          (f)    payments of customary fees by the Company or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

          (g)   any Affiliate Transaction, if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Company or any of its Restricted Subsidiaries;

          (h)   any agreement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the notes in any material respect as determined by the Company in good faith) or any transaction contemplated thereby;

          (i)    any Affiliate Transaction that involves aggregate payments or value to the Affiliate not in excess of $5.0 million;

          (j)    payments of indemnification obligations to officers, managers and directors of the Company or any Restricted Subsidiary to the extent required by the organizational documents of such entity or applicable law;

          (k)   any Affiliate Transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Capital Stock (other than Disqualified Stock) of the Company;

          (l)    any Affiliate Transaction with any joint venture or special purpose entity engaged in a related business; provided that all the outstanding ownership interests of such joint venture or special purpose entity are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company; and

          (m)  any Affiliate Transaction between the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or any Restricted Subsidiary solely because a director of such Person is also a director of the Company; provided that such director abstains from voting as a director of the Company on any matter involving such other Person.

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (a)   the Company or such Restricted Subsidiary would be entitled to:

            (1)   Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt;" and

            (2)   create a Lien on such Property securing such Attributable Debt without also securing the notes or the applicable Subsidiary Guarantee pursuant to the covenant described under "—Limitation on Liens;" and

          (b)   such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales," provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

          (a)   the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and is not required to be a Subsidiary Guarantor pursuant to the Indenture; and

          (b)   either:

            (1)   the Subsidiary to be so designated has total assets of $1,000 or less; or

            (2)   such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

          (a)   certifies that such designation or redesignation complies with the foregoing provisions; and

          (b)   gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Guarantees by Subsidiaries.    (a) The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Debt or Capital Stock of the Company (other than Guarantees of Debt incurred under clause (b), (c), (d)(i), (e) or (l) of the second paragraph of the covenant described under "—Limitation on Debt" or Guarantees permitted pursuant to clause (j) of such second paragraph or Guarantees permitted by clause (s) of such second paragraph as it relates to clause (d) of such second paragraph), except that a Restricted Subsidiary that is not a Subsidiary Guarantor may Guarantee Debt of the Company, provided that:

            (i)  such Debt and the Debt represented by such Guarantee is permitted by the covenant described under "—Limitation on Debt;"

           (ii)  such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary; and

          (iii)  such Guarantee of Debt of the Company:

            (A)  unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than but without regards as to security interest) such Restricted Subsidiary's Guarantee with respect to the Notes; and

            (B)  if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes to at least the same extent as such Debt is subordinated to the notes.

          (b)   Upon any Subsidiary becoming a Subsidiary Guarantor as described above, such Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

              (i)  such Guarantee of the notes has been duly executed and authorized; and

             (ii)  such Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

        The failure of any Restricted Subsidiary to provide a Guarantee if then prohibited to do so by any Debt of the Company or a Restricted Subsidiary shall not constitute a violation of the covenant described above; provided, however, that at the time such prohibition no longer exists if a Guarantee would then be required to comply with such clauses, such Restricted Subsidiary provides such Guarantee.

Merger, Consolidation and Sale of Property

        The Company will not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Company will be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" or (ii) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction or series of transactions; and

          (f)    the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor, or a merger of a Subsidiary Guarantor into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by a supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

          (c)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

          (d)   the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The foregoing provisions (other than clause (c)) shall not apply to (i) any transactions which do not constitute an Asset Sale if the Subsidiary Guarantor is otherwise being released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture or (ii) any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" and the Subsidiary Guarantor is released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be) and the Company or the applicable Subsidiary Guarantor shall be released from its obligations under the Indenture other than in the case of a lease (in which case the predecessor Company shall not be released from its obligation to pay the principal of, premium, if any, and interest on, the notes). Subject to the foregoing, following the merger, consolidation or amalgamation of the Company or any Subsidiary Guarantor or the sale, transfer, assignment, conveyance or other disposition of all or substantially all the Company's or a Subsidiary Guarantor's Property in any one transaction or series of transactions, all references to "the Company" in the Indenture (or to the "Subsidiary Guarantor" under the Subsidiary Guarantee) shall be deemed to refer to the Surviving Person.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that the Company will be required to provide to holders of notes any such information, documents or reports that are not so filed; provided further, however, that the filing of such reports and such other information and documents with the Commission through EDGAR (or any successor electronic reporting system of the Commission accessible to the public without charge) constitutes delivery to the Trustee for purposes of this sentence.

        At any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall furnish to any holder (including any beneficial owner) of the notes or to any prospective purchaser of the notes, the information required to be provided pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under "SEC Reports" for purposes of clause (4) under "—Events of Default" until 120 days after the date any report hereunder is due.

Events of Default

        Events of Default in respect of the notes include:

          (1)   failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property;"

          (4)   failure to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

          (5)   a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than (a) $75.0 million or its foreign currency equivalent at the time or (b) such lesser amount as may be applicable to the corresponding event of default in any other capital markets Debt Incurred pursuant to clause (1) of the first paragraph or clause (b), (l) or (s) (with respect to such clause (1) of the first paragraph) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" and then outstanding of the Company (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of (a) $75.0 million or its foreign currency equivalent at the time or (b) such lesser amount as may be applicable to the corresponding event of default in any other capital markets Debt Incurred pursuant to clause (1) of the first paragraph or clause (b), (l) or (s) (with respect to such clause (1) of the first paragraph) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" and then outstanding of the Company that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied, bonded, insured or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7)   certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and

          (8)   any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture as the same may be amended from time to time) and such default continues for 20 days after notice or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee provisions").

        A Default under clause (4) or (8) is not an Event of Default until the Trustee notifies the Company of such Default or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company and the Trustee of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount at maturity of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee indemnity reasonably satisfactory to the Trustee. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as trustee; and

          (c)   the Trustee shall not have received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.

Amendments and Waivers

          (a)   Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except, in the case of a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

            (1)   amend the Indenture to reduce the amount of notes whose holders are required to consent to an amendment or waiver;

            (2)   amend the Indenture to reduce the rate of or extend the time for payment of interest on any note;

            (3)   amend the Indenture to reduce the principal of or extend the Stated Maturity of any note;

            (4)   amend the Indenture to make any Note payable in money other than that stated in the note;

            (5)   amend the Indenture or any Subsidiary Guarantee to impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Subsidiary Guarantee;

            (6)   amend the Indenture or any Subsidiary Guarantee to subordinate the notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor;

            (7)   amend the Indenture to reduce the premium payable upon the redemption of any note or change the time (other than amendments related to notice provisions) at which any note may be redeemed, as described under "—Optional Redemption";

            (8)   amend the Indenture, at any time after a Change of Control has occurred, to reduce the premium payable upon a Change of Control, amend the definition of Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer; and

            (9)   at any time after the Company is obligated to make an Asset Sale Prepayment Offer with the Excess Proceeds from Asset Sales, amend the Indenture to change the time at which such Asset Sale Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto.

          (b)   Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to:

            (1)   cure any ambiguity, omission, defect or inconsistency;

            (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

            (3)   provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in section 163(f) (2)(b) of the Code);

            (4)   add additional Guarantees with respect to the notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture or the Subsidiary Guarantees;

            (5)   secure the notes, add to the covenants of the Company or the Subsidiary Guarantors for the benefit of the holders of the notes or surrender any right or power conferred upon the Company;

            (6)   make any change to the Indenture, the notes or the Subsidiary Guarantees that does not adversely affect the rights of any holder of the notes;

            (7)   make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

            (8)   evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee;

            (9)   conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision under the caption "Description of the New Notes" in this prospectus to the extent that such provision in the Indenture, the Subsidiary Guarantees or the notes was intended to be a substantially verbatim recitation of a provision under the caption "Description of the

    New Notes" in this prospectus, as evidenced by an Officers' Certificate delivered by the Company to the Trustee;

            (10) comply with the rules of any applicable securities depositary provided, however, that such amendment does not materially and adversely affect the rights of holders to transfer the notes.; or

            (11) make any amendment to the provisions of the Indenture relating to the transfer and legending or de-legending of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer the notes.

        The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the notes at such holder's address appearing in the applicable Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge; Defeasance

        If the Company delivers to the Trustee all outstanding notes for cancellation or all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the Indenture, or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in either case the Company pays all other sums payable by it under the Indenture, then the Indenture shall, other than in respect of limited obligations with respect to the Trustee, cease to be of further effect.

        The Company at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

        The Company at any time may terminate:

          (1)   its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Restrictive Covenants";

          (2)   the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guarantee provisions described under "—Events of Default" above; and

          (3)   the limitations contained in clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Restrictive Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "—Events of Default" above or because of the failure of the

Company to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations, which through the scheduled payments of principal and interest thereon will provide funds in an amount sufficient, or a combination thereof sufficient (without any reinvestment of the income therefrom) to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and the Company shall have specified whether the Notes are being defeased to maturity or to a particular redemption date;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the notes to maturity or redemption, as the case may be;

          (c)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

          (d)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor;

          (e)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto (other than any Default or Event of Default resulting from the borrowing of funds (and granting of related Liens) to fund the deposit);

          (f)    such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (g)   [intentionally omitted];

          (h)   in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (1) the Company has received from the Internal Revenue Service a ruling or (2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (i)    in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (j)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the Indenture.

Governing Law

        The Indenture, the new notes and the Subsidiary Guarantees are governed by the laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        The Bank of New York Mellon Trust Company, N.A., is the Trustee under the Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

        Set forth below is a summary of the defined terms used in the "Description of the New Notes" above. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Additional Assets" means:

          (a)   any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (b)   any other Person who is a director or executive officer of:

            (1)   such specified Person;

            (2)   any Subsidiary of such specified Person; or

            (3)   any Person described in clause (a) above.

        For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        For purposes of this definition, The Jean Coutu Group (PJC), Inc. and its Affiliates shall be "Affiliates" of the Company so long as The Jean Coutu Group (PJC), Inc. beneficially owns more than 10% of the Voting Stock of the Company.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

          (b)   any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $15.0 million or (ii) for aggregate consideration in excess of $15.0 million, other than, in the case of clause (a) or (b) above:

          (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

          (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments;"

          (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property;"

          (4)   a sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

          (5)   a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction;

          (6)   a sale by the Company or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction but only if (a) such Property was owned by the Company or a Restricted Subsidiary on or after the Issue Date, (b) the requirements of clause (a) of the covenant described under "—Restrictive Covenants—Limitation on Sale and Leaseback Transactions" are satisfied with respect to such Sale and Leaseback Transaction, (c) the requirements of clauses (a), (b) and (c) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (d) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since the Issue Date, does not exceed $250.0 million;

          (7)   a disposition of cash, cash equivalents or investment grade securities or surplus, damaged, obsolete, unmerchantable, idle or worn out property or assets or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

          (8)   to the extent allowable on a tax-deferred basis under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a related business;

          (9)   the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

          (10) foreclosures or governmental condemnations on assets;

          (11) the licensing or sub-licensing of intellectual property;

          (12) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the Indenture;

          (13) dispositions of receivables pursuant to factoring arrangements, so long as such receivables are sold at no less than the Fair Market Value thereof (which may include a discount customary for transactions of this type); or

          (14) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

          (b)   in all other instances, the greater of:

            (1)   the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

            (2)   the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (in each case including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Bankruptcy Code" means Title 11 of the United States Code, as amended.

        "Bankruptcy Law" means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

        "Board of Directors" means the board of directors of the Company or any duly authorized and constituted committee thereof.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Restrictive Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including

Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest (regardless of such convertible debt security's treatment under GAAP).

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the beginning of the fiscal quarter immediately following the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)   if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Permitted Holders), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation; and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such

Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such determination date to

          (b)   Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

      Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense payable with respect to such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (w) accretion of severance reserves (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, and without duplication:

          (a)   interest expense attributable to Capital Lease Obligations;

          (b)   amortization of debt discount and debt issuance cost, including commitment fees;

          (c)   capitalized interest;

          (d)   non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

          (f)    net costs associated with Hedging Obligations (including amortization of fees but excluding costs associated with forward contracts for inventory in the ordinary course of business);

          (g)   Disqualified Stock Dividends (and dividends on Preferred Stock incurred pursuant to clause (l) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments", which dividends shall be calculated in the same manner as Disqualified Stock Dividends;

          (h)   Preferred Stock Dividends;

          (i)    interest Incurred in connection with Investments in discontinued operations;

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary; and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        Any program fees or liquidity fees on unused amounts related to any Qualified Receivables Transaction shall not be included in Consolidated Interest Expense, unless otherwise required by GAAP.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (1)   subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

            (2)   the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (b)   any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

            (1)   subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

            (2)   the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (c)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

          (d)   any extraordinary gain or loss;

          (e)   the cumulative effect of a change in accounting principles;

          (f)    any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

          (g)   store closing costs;

          (h)   non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

          (i)    loss on debt modifications.

        Notwithstanding the foregoing, for purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facility), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed; and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt"; or

          (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

          (c)   is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes. "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Domestic Subsidiary" means any Subsidiary other than a Foreign Subsidiary.

        "DTC" means The Depository Trust Company.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss;

            (2)   Consolidated Interest Expense and non-cash interest expense related to accretion of severance reserves, litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

            (3)   depreciation;

            (4)   amortization of intangibles;

            (5)   non-cash impairment charges;

            (6)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and other Debt and (ii) any amendment or other modification of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and, in each case, deducted (and not added back) in computing Consolidated Net Income;

            (7)   the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of stores) incurred in connection with acquisitions on or after the Issue Date;

            (8)   the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are reasonably expected to be taken no later than 12 months following the end of the period in respect of which EBITDA is being calculated and (z) the aggregate amount of cost savings added pursuant to this clause (8) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of "Consolidated Interest Coverage Ratio");

            (9)   the amount of revenue deferred in respect of the Company's customer loyalty card program; and

            (10) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) including, without limitation, the release of deferred revenue in respect of the Company's customer loyalty card program.

        Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "8.00% Notes due 2020" means the Company's 8.00% Senior Secured Notes due 2020 issued under the indenture dated as of August 16, 2010, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Equipment Financing Transaction" means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

        "Equity Offering" means (a) an underwritten offering of common stock of the Company by the Company pursuant to an effective registration statement under the Securities Act or (b) so long as the Company's common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act), an offering of common stock by the Company in a transaction exempt from or not subject to the registration requirements of the Securities Act.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expansion Capital Expenditure" means any capital expenditure incurred by the Company or any Restricted Subsidiary in developing, relocating, integrating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Company and its Restricted Subsidiaries that an Officer of the Company determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Pressure or compulsion shall not include sales of Property conducted in compliance with the requirements of a regulatory authority in connection with an acquisition or merger permitted by the Indenture. Fair Market Value shall be determined, except as otherwise provided:

          (a)   if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company; or

          (b)   if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Foreign Subsidiary" means any Subsidiary of the Company which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

        "GAAP" means United States generally accepted accounting principles, including those set forth:

          (a)   in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (b)   in the statements and pronouncements of the Financial Accounting Standards Board;

          (c)   in such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (d)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1)   endorsements for collection or deposit in the ordinary course of business; or

          (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Restrictive Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means a third-party accounting, appraisal or investment banking firm or consultant, in each case, of national standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged; provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments," "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation; less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, without regard to outlook.

        "Issue Date" means July 2, 2013, the date on which the old notes were issued.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Measurement Date" means February 21, 2013.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

          (a)   all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (b)   all payments made on (i) any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or Debt which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale and (ii) any Debt under a Qualified Receivables Transaction required to be repaid or necessary to obtain a consent needed to consummate such Asset Sale;

          (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "9.250% Notes due 2020" means the Company's 9.250% Senior Notes due 2020 issued under the indenture dated as of February 27, 2012, as amended, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Note Obligations" means the obligations of the Company and the Subsidiary Guarantors under the Indenture and the notes.

        "Officer" means the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or any Executive Vice President, Senior Vice President, Vice President or Secretary of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer, principal financial officer, treasurer or principal accounting officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

        "Paying Agent" means any Person authorized by the Company to pay the principal of and premium, if any, or interest on any Notes on behalf of the Company.

        "Permitted Holder" means (a) Leonard Green & Partners, L.P., or any of its Affiliates and (b) The Jean Coutu Group (PJC), Inc. or any of its Affiliates.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   (i) the Company, (ii) any Restricted Subsidiary or (iii) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (b)   any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

          (c)   cash and Temporary Cash Investments;

          (d)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e)   payroll, travel, moving, tax and similar advances that are made in the ordinary course of business;

          (f)    loans and advances to employees made in the ordinary course of business in accordance with applicable law consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $25.0 million at any one time outstanding;

          (g)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (h)   any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (i) an Asset Sale consummated in compliance with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" or (ii) a disposition of assets that does not constitute an Asset Sale;

          (i)    Hedging Obligations permitted under clause (g), (h) or (i) of the covenant described under "—Restrictive Covenants—Limitation on Debt;"

          (j)    any Person if the Investments are outstanding on the Issue Date, not otherwise described in clauses (a) through (i) above;

          (k)   Investments in Unrestricted Subsidiaries that are joint ventures with one or more non-Affiliates formed to create a group purchasing organization for the purpose of purchasing pharmaceuticals or merchandise for resale by the Company or its Restricted Subsidiaries; provided, however, that such Investments (1) do not exceed an amount determined in good faith by the principal financial officer of the Company to be reasonably necessary to finance the working capital and other start-up or operating expenses of any such Unrestricted Subsidiary and (2) do not exceed the Company's pro rata ownership interest in the Capital Stock of any such Unrestricted Subsidiary;

          (l)    other Investments that do not exceed $50.0 million outstanding at any one time in the aggregate;

          (m)  Investments in any entity, formed by the Company or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $10.0 million in any fiscal year; and

          (n)   any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock).

        "Permitted Liens" means:

          (a)   Liens to secure Debt permitted to be Incurred under clause (b), (c), (d)(i), (l) or (s) (with respect to clause (d)) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt";

          (b)   Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt"; provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

          (c)   Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be more than 30 days past due or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (d)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (e)   Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (f)    Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (g)   Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (h)   pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

          (k)   leases, subleases, licenses or sublicenses of Assets (including, without limitation, real property and intellectual property rights) granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of such Property in the operation of the business of the Company or the Restricted Subsidiary in the ordinary course of business;

          (l)    [intentionally omitted];

          (m)  Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

          (n)   Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (c) or (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that (i) in the case of clause (b) above, the proviso to such clause remains satisfied and (ii) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

            (A)  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

            (B)  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

          (o)   Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $15.0 million;

          (p)   Liens securing indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Subsidiary Guarantor permitted to be Incurred under the covenant described under "—Restrictive Covenants—Limitation on Debt";

          (q)   Liens on specific items of inventory or other goods and proceeds of any person securing such Person's obligations to vendors or in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (r)   Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a person in connection with the processing, reprocessing, recycling or tolling of such goods;

          (s)   deposits in the ordinary course of business to secure liability to insurance carriers;

          (t)    customary options, put and call arrangements, rights of first refusal and similar rights relating to capital stock in a joint venture pursuant to the related joint venture agreement;

          (u)   deposits, including into trust, to satisfy any redemption, defeasance or discharge of Debt at the time of such deposit that is permitted to be paid under the Indenture; and

          (v)   the lien provided for in the indenture securing the Trustee's compensation, reimbursement of expenses and indemnities.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

          (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced;

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; and

          (e)   the proceeds of such Debt are used to Refinance the Debt being Refinanced no later than 60 days following its issuance.

provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, unless the context otherwise requires, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt Incurred to finance the acquisition, development, construction or lease by the Company or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Qualified Consideration" means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales"), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) and converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (d) the assumption or discharge by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (e) Additional Assets or (f) other Property, provided that the aggregate Fair Market Value of all Property received since the Issue Date by the Company and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (f) does not exceed the greater of $100.0 million and 5% of Total Assets.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (a)   a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and

          (b)   any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

          (1)   if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity;

          (2)   all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

          (3)   the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

        "Rating Agencies" means Moody's and S&P.

        "Real Estate Financing Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

        "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any

Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

          (a)   no portion of the Debt or any other obligations (contingent or otherwise) of which:

            (1)   is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

            (2)   is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

            (3)   subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (b)   with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

          (c)   to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

        Any designation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions. For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Company.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

          (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition and other than Debt permitted to be Incurred by clause (f) of the second paragraph of "—Restrictive Covenants—Limitation on Debt");

          (d)   any Investment (other than Permitted Investments) in any Person; or

          (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

        Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) of the covenant described under "—Restrictive Covenants—Limitation on Transactions with Affiliates" will be considered a Restricted Payment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Company or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

        "Securities Act" means the Securities Act of 1933.

        "Senior Credit Facility" means the Senior Credit Agreement, as amended and restated as of February 21, 2013 (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Lenders (as defined therein), Citicorp North America, Inc., as administrative agent and collateral agent, Wells Fargo Bank, N.A., as syndication agent, and Bank of America, N.A., General Electric Capital Corporation, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as co-documentation agents.

        "Series G Preferred Stock" means the Company's 7% Series G cumulative, convertible pay-in-kind preferred stock.

        "Series H Preferred Stock" means the Company's 6% Series H cumulative, convertible pay-in-kind preferred stock.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person;

          (b)   such Person and one or more Subsidiaries of such Person; or

          (c)   one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes on the terms set forth in the Indenture.

        "Subsidiary Guarantor" means each Subsidiary that is a party to the Indenture as of the Issue Date and any other Person that Guarantees the notes pursuant to the covenant described under "—Restrictive Covenants—Guarantees by Subsidiaries."

        "Temporary Cash Investments" means any of the following:

          (a)   Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

          (b)   Investments in time deposit accounts, certificates of deposit, money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Section 3(a)(62) of the Exchange Act));

          (c)   repurchase obligations with a term of not more than 365 days for underlying securities of the types described in clause (a) entered into with:

            (1)   a bank meeting the qualifications described in clause (b) above; or

            (2)   any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (d)   Investments in commercial paper, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Section 3(a)(62) of the Exchange Act));

          (e)   direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

            (1)   the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Section 3(a)(62) of the Exchange Act)); and

            (2)   such obligations mature within one year of the date of acquisition thereof; and

          (f)    money market funds at least 80% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition (except that the maturities of certain investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the investments of such money market mutual fund is less than one year).

        "10.250% Notes due 2019" means the Company's 10.250% Senior Secured Notes due 2019 issued under the indenture dated as of October 26, 2009, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Total Assets" means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Company.

        "Tranche 1 Term Loan" means the Company's second priority term loan incurred under the Credit Agreement, dated as of February 21, 2013 (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Lenders (as defined therein), Citicorp North America, Inc., as administrative agent and collateral agent, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, N.A., General Electric Capital Corporation, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as co-documentation agents.

        "Tranche 2 Term Loan" means the Company's second priority term loan incurred under the Credit Agreement, dated as of June 21, 2013 (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Lenders (as defined therein), Citicorp North America, Inc., as administrative agent and collateral agent, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, N.A., General Electric Capital Corporation, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as co-documentation agents.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

        The new notes will be initially issued in the form of one or more Global Securities registered in the name of DTC or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the new notes represented by such Global Security exchanged by such Persons in the exchange offer. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cede & Co. or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of, premium, if any, and interest on new notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the new notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated new notes only if:

          (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary within 90 days of its receipt of such notice or of its becoming aware of such cessation;

          (b)   the Company in its discretion (and subject to the procedures of the depositary) at any time determines not to have any or all the new notes represented by such Global Security; or

          (c)   there shall have occurred and be continuing a Default or an Event of Default with respect to the new notes represented by such Global Security.

        Any Global Security that is exchangeable for certificated new notes pursuant to the preceding sentence will be exchanged for certificated new notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated new notes,

          (a)   certificated new notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

          (b)   payment of principal of, and premium, if any, and interest on, the certificated new notes will be payable, and the transfer of the certificated new notes will be registerable, at the office or agency of the Company maintained for such purposes; and

          (c)   no service charge will be made for any registration of transfer or exchange of the certificated new notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Security for all purposes under the Indenture and the new notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the new notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated new notes in definitive form and will not be considered to be the owners or holders of any new notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights and Additional Interest

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under the registration rights agreement between us, the Subsidiary Guarantors, the Trustee and the initial purchasers of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

        Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

        If we do not complete the exchange offer within 270 days of the date of original issuance of the old notes (March 29, 2014), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

 MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We on behalf of ourself and the Subsidiary Guarantors have agreed that, starting on the expiration date and ending on the close of business 210 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until, April 9, 2014, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 210 days after the expiration date we and the Subsidiary Guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the new notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended March 2, 2013, and the effectiveness of Rite Aid Corporation and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these documents at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Commission filings are also available over the Internet at the Commission's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the NYSE under the trading symbol, "RAD," and all such materials filed by us with the NYSE can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        We are "incorporating by reference" into this prospectus information that we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the Commission subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the Commission:

  •
  our Annual Report on Form 10-K for the fiscal year ended March 2, 2013, which we filed with the Commission on April 23, 2013;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 1, 2013, which we filed with the Commission on July 5, 2013;

  •
  our Current Reports on Form 8-K and Form 8-K/A, which we filed with the Commission on April 18, 2013, May 16, 2013, June 7, 2013 (two reports, to the extent filed and not furnished), June 18, 2013, June 19, 2013, June 21, 2013, June 24, 2013, July 2, 2013, July 8, 2013, July 17, 2013 and July 23, 2013; and

  •
  the portions of our Definitive Proxy Statement, which we filed with the Commission on May 16, 2013, incorporated by reference by our Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

        We incorporate by reference any filings made with the Commission in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and on or after the date of this prospectus and before the settlement of the exchange offer

(other than, in each case, any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable Commission rules, rather than filed).

        We will provide to each person, including any beneficial owner, to whom an prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Investor Relations
Phone: (717) 761-2633

Offer to Exchange
$810,000,000

6.75% Senior Notes due 2021

Rite Aid Corporation

PROSPECTUS

September 11, 2013